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                               [FORM OF OPINION]

                               NIXON PEABODY LLP
                                Attorneys at Law
                                 Clinton Square
                             Post Office Box 31051
                        Rochester, New York  14603-1051
                                 (716) 263-1000
                              Fax:  (716) 263-1600


                                     , 200

Rochester Gas and Electric Corporation
89 East Avenue
Rochester, New York 14649

Dear Sirs:

     We have acted as counsel to Rochester Gas and Electric Corporation (the "Company") in connection with the Registration Statement on Form S-3 filed by the Company on December 22, 2000 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale on a delayed or continuous basis pursuant to Rule 415 under the Act of up to $400,000,000 of aggregate principal amount of debt securities (the "Securities"), including First Mortgage Bonds ("Mortgage Bonds"), First Mortgage Bonds designated as secured medium-term notes ("Medium-Term Notes") and unsecured notes ("Unsecured Notes").

     The First Mortgage Bonds and Medium-Term Notes, if issued, will be issued pursuant to a General Mortgage dated as of September 1, 1918 between the Company and Bankers Trust Company as the trustee, as amended and supplemented and as further to be amended and supplemented by one or more supplemental indentures relating to the First Mortgage Bonds and Medium-Term Notes (as so amended and supplemented, the "Mortgage"). The Unsecured Notes will be issued pursuant to
an Indenture [dated as of                           , 200  ] between the Company
and the Bank of New York as the trustee, as supplemented by one or more supplemental indentures relating to the Unsecured Notes (as so supplemented, the "Indenture").

     We have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Certificate of Incorporation of the Company, as amended to the date hereof, (ii) the By-Laws of the Company, as amended to the date hereof, and (iii) certified copies of certain resolutions duly adopted by the Board of Directors of the Company. As to factual matters material to the opinions set forth below we have relied, without investigation, upon the representations and statements of the Company in the Registration Statement and the Indenture and in such certificates of government
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Rochester Gas and Electric Corporation
                    , 200

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officials and officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein.

     The opinion stated herein is limited to the federal laws of the United States and the laws of the State of New York and is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and the application of general principles of equity, whether in a proceeding in equity or at law.

     In our opinion, the Securities as described in the Registration Statement, including the Prospectus forming a part thereof and any Prospectus Supplement relating thereto (hereinafter referred to collectively as the "Prospectus"), when offered, sold and issued in the manner described below will have been duly authorized and validly issued and will constitute valid and binding obligations of the Company:

     (a) The Securities and Exchange Commission shall have entered appropriate orders declaring the Registration Statement and all amendments thereto effective.

     (b) Prior to the issuance of the Securities, the New York Public Service Commission shall not have revoked, restricted or otherwise limited its authorization of the issuance and sale of the Securities for the purposes set forth in the Prospectus dated November 27, 2000.

     (c) In connection with the issuance of the First Mortgage Bonds and Medium-Term Notes: (i) the Mortgage shall have been qualified under the Trust Indenture Act of 1939; (ii) one or more Supplemental Indentures to the Mortgage shall have been (A) duly authorized by the Board of Directors of the Company, a duly authorized committee of the Board of Directors or the Pricing Committee established by the Board of Directors (each of the foregoing, an "Authorizing Body"), (B) duly executed and delivered by the proper officers of the Company and the Trustee under the Mortgage, and (C) duly recorded; and (iii) all taxes due in connection with the issuance of the First Mortgage Bonds and Medium-Term Notes shall have been paid.

     (d) In connection with the issuance of the Unsecured Notes: [(i) each of the Company and the Trustee under the Indenture shall have duly executed and delivered the Indenture,] (ii) the Indenture shall have been qualified under the Trust Indenture Act of 1939; (iii) one or more Supplemental Indentures to the Indenture creating one or more series of Unsecured Notes shall have been (A) duly authorized by an Authorizing Body, and (B) duly executed and delivered by the proper officers of the Company and the Trustee under the Indenture; and (iv) all taxes due in connection with the issuance of the First Mortgage Bonds and Medium-Term Notes shall have been paid.

     (e) To the extent not fixed by a Supplemental Indenture to the Mortgage or the Indenture, an Authorizing Body shall have fixed the interest rate, maturity date or dates, redemption terms and, if applicable, redemption price of the Securities.

     (f) An Authorizing Body shall have authorized the issuance and sale of the Securities.
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Rochester Gas and Electric Corporation
                    , 200

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     (g) The Securities shall have been appropriately executed on behalf of the
Company and authenticated by the Trustee and delivered to the purchasers thereof in accordance with the terms of the Mortgage or Indenture, as applicable, the Prospectus and the terms of any underwriting agreement or distribution agreement pursuant to which the Securities are sold.

     (h) The consideration for the Securities shall have been received by the Company.

     We hereby consent to the use of this opinion in connection with the Registration Statement. We also consent to the making of the statements with reference to us under the caption "Legal Opinions" in the Prospectus.

                              Very truly yours,